Exhibit 99.1

The ONE Group Reports First Quarter 2024 Financial Results

Grows Revenue 3.0% and Opens STK Washington DC During the Quarter

Completed Acquisition of Safflower Holdings Corp., the Owner of Benihana Inc. on May 1st

Updates 2024 Targets to Include Acquisition

Denver, CO – (BUSINESS WIRE) – May 7, 2024 – The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the first quarter ended March 31, 2024.

Highlights for the first quarter compared to the same quarter in 2023 are as follows:

●Total GAAP revenues increased 3.0% to $85.0 million from $82.6 million;
●Comparable sales* decreased 7.9%;
●GAAP net loss attributable to The ONE Group was $2.1 million, or $0.07 net loss per share ($0.02 adjusted net loss per share) ****, compared to GAAP net income of $2.5 million, or $0.08 per share ($0.10 adjusted net income per share) ****
●Restaurant Operating Profit*** increased 2.0% to $13.2 million from $12.9 million; and
●Adjusted EBITDA** decreased 3.6% to $10.5 million from $10.9 million.

"We grew our top-line, held restaurant-level margins stable, improved G&A as a percentage of revenue, and delivered adjusted EBITDA nearly even with the prior year despite the choppy consumer environment. We are pleased that the cost savings initiatives implemented in 2023 are working effectively and they will be even more evident upon the return to a more normalized sales environment. Our priorities remain driving sales through initiatives such as our elevated food program, national happy hour offerings, and social media-driven marketing campaigns, while maintaining disciplined control over restaurant-level operating costs and general and administrative expenses,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

Hilario continued, “We are excited to be forging ahead with a new chapter for The ONE Group through our acquisition of Safflower Holdings Corp., the parent company of the iconic Benihana brand and RA Sushi brand. This milestone transaction diversifies and strengthens our industry-leading portfolio of world-class, experiential restaurant concepts and aligns perfectly with our strategic vision of being the undisputed leader in vibe dining. Importantly, it creates a sizable and meaningful, publicly traded company at scale, which we could not have achieved organically in the near term.”

Hilario concluded, “On an annual basis, the Benihana and RA Sushi brands are expected to add over $500 million in annualized revenues and approximately $70 million in annual run-rate EBITDA before synergies, which are estimated to be $20 million annually.”

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions and new restaurant openings.

**We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional and exit costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted EBITDA in this release.

***We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Operating income to Restaurant Operating Profit in this release.

****We define Adjusted Net Income as net income before transaction and exit expenses, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments. Adjusted Net Income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted Net Income in this release.

Acquisition of Benihana Inc. Owner

On May 1, 2024, the Company announced it had completed its previously announced acquisition of Safflower Holdings Corp., the owner of Benihana Inc. (“Benihana”), for $365 million in cash.  The transaction was financed with a portion of a new $390 million term loan and revolving credit facility and $160 million in preferred equity primarily issued to an affiliate of Hill Path Capital LP.

First Quarter 2024 Financial Results

Total GAAP revenues increased $2.4 million, or 3.0%, to $85.0 million in the first quarter of 2024 from $82.6 million in the first quarter of 2023.

Total owned restaurant net revenues increased $2.9 million, or 3.7%, to $81.5 million in the first quarter of 2024 from $78.6 million in the first quarter of 2023. The increase was primarily attributable to the opening of six restaurants since July 2023 partially offset by a reduction in comparable restaurant sales.

Consolidated comparable sales* decreased 7.9% in the first quarter of 2024 compared to the first quarter of 2023. STK same store sales decreased 6.8% while Kona Grill same store sales decreased 9.7%.

Management, license and incentive fee revenues decreased $0.5 million, or 12.3%, to $3.5 million in the first quarter of 2024 from $4.0 million in the first quarter of 2023. The decrease was primarily attributed to decreased revenues at our STK restaurants in North America and the early termination of the STK Westminster management agreement in the fourth quarter of 2023.

Restaurant Operating Profit*** increased $0.3 million or 2.0% to $13.2 million in the first quarter of 2024 from $12.9 million in the first quarter of 2023. As a percentage of Company-owned restaurant net revenues, operating profit margin decreased 30 basis points to 16.1% in the first quarter of 2024 from 16.4% in the first quarter of 2023. The decrease was due to higher average wage and operating cost inflation.

General and administrative costs were flat at $7.5 million for the three months ended March 31, 2024 and 2023. As a percentage of revenues, general and administrative costs decreased 20 basis points to 8.9% compared to 9.1%.

Pre-opening expenses were $2.9 million in the first quarter of 2024 compared to $1.3 million in the first quarter of 2023. The increase was related to payroll, training, and non-cash pre-open rent for STK Washington DC which opened in the first quarter, and for STK and Kona Grill restaurants currently under development.

GAAP net loss attributable to The ONE Group Hospitality, Inc. in the first quarter of 2024 was $2.1 million, or $0.07 net loss per share, compared to GAAP net income of $2.5 million, or $0.08 per share, in the first quarter of 2023.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. in the first quarter of 2024 was a loss of $0.6 million, or $0.02 per share, compared to Adjusted Net Income of $3.2 million, or $0.10 per share, in the first quarter of 2023.

Adjusted EBITDA** decreased $0.4 million, or 3.6%, to $10.5 million in the first quarter of 2024 from $10.9 million in the first quarter of 2023.

Restaurant Development

The Company intends to open eight to eleven new venues in 2024 consisting of three to four STKs, two to three Kona Grills, one to two Benihanas, one Salt Water Social and one RA Sushi. In March 2024, The Company opened a Company owned STK restaurant in Washington, DC.

There is currently one Company-owned STK restaurant, one Company-owned Kona Grill restaurant, one Company-owned Salt Water Social restaurant, and one Company-owned RA Sushi restaurant under construction in the following cities:

●Owned STK restaurant in Aventura, Florida
●Owned Kona Grill restaurant in Tigard, Oregon
●Owned Salt Water Social restaurant in Denver, Colorado
●RA Sushi restaurant in Plantation, Florida

Share Repurchase Program

In March 2024, the Company’s Board of Directors authorized a $5 million share repurchase program, although no shares were purchased during the first quarter of 2024.

2024 Targets

The Company is updating its 2024 targets, which are now inclusive of the acquisition of Benihana.

Financial Results and Other Select Data US$s in millions	2024 Guidance w/o Benihana 1/1/2024 – 12/31/2024	2024 Guidance Addition of Benihana 5/1/2024-12/31/2024	2024 Updated Guidance 1/1/2024-12/31/2024
Total GAAP revenues	$360 to $380	$340 to $360	$700 to $740
Managed, franchise and license revenues	$15 to $16	$2 to $3	$17 to $19
Total owned operating expenses as a percentage of owned restaurant net revenue	-	-	Approx. 83.0%
Consolidated Total G&A excluding stock-based compensation	-	-	Approx. $40
Consolidated Adjusted EBITDA	$45	$50 to $55	$95 to $100
Consolidated Restaurant pre-opening expenses	-	-	$7 to $9
Consolidated Effective income tax rate	-	-	5% to 10%
Consolidated Total capital expenditures, net of allowances received by landlords	-	-	$50 to $60
Consolidated Number of new system-wide venues	-	-	Eight to Eleven

The Company’s annual run-rate Total GAAP Revenues at 12/31/2024 is projected to be approximately $950 million and annual run-rate Consolidated Adjusted EBITDA is projected to be greater than $140 million.

Projected Capitalization After Acquisition of Benihana US$ in millions	Before	After	Change
Cash	$15.4	$50.4	$40.0
Term Note	$73.5	$350.0	$350.0
Preferred Stock	-	$150.0	$150.0
Revolver Availability	$10.6	$40.0	$30.4

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 416-764-8658. A replay will be available after the call and can be accessed by dialing 4123176671; the passcode is 03783315. The replay will be available until Tuesday, May 21, 2024.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is an international restaurant company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with restaurants in major metropolitan cities in the U.S., Europe, and the Middle East, featuring premium steaks, seafood, and specialty cocktails in an energetic upscale atmosphere.
●	Benihana, a leading operator of highly differentiated experiential brands that owns the only national teppanyaki brand in the US. The Company also franchises Benihanas in the U.S., Caribbean, Central America, and South America.
●	Kona Grill, a polished casual, bar-centric grill concept with restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	RA Sushi, a Japanese cuisine concept that offers a fun-filled, bar-forward, upbeat, and vibrant dining atmosphere with restaurants in the U.S. anchored by creative sushi, inventive drinks, and outstanding service.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages, and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including with respect to the impact of the Safflower Holdings acquisition, restaurant openings and 2024 financial targets. Forward-looking statements may be identified by the use of words such as “target,” “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) our ability to integrate the new or acquired restaurants into our operations without disruptions to operations; (2) our ability to capture anticipated synergies; (3) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain employees; (4)factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (5) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (6) changes in applicable laws or regulations; (7) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (8) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except earnings per share and related share information)

	For the three months ended March 31,
	2024	2023
Revenues:
Owned restaurant net revenue	$81,508	$78,579
Management, license and incentive fee revenue	3,487	3,977
Total revenues	84,995	82,556
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	18,714	18,855
Owned restaurant operating expenses	49,638	46,827
Total owned operating expenses	68,352	65,682
General and administrative (including stock-based compensation of $1,358 and $1,320 for the three months ended March 31, 2024 and 2023, respectively)	7,534	7,484
Depreciation and amortization	5,260	3,656
Pre-opening expenses	2,914	1,299
Transaction and exit costs	1,523	—
Other expenses	32	157
Total costs and expenses	85,615	78,278
Operating (loss) income	(620)	4,278
Other expenses, net:
Interest expense, net of interest income	2,078	1,787
Total other expenses, net	2,078	1,787
(Loss) income before provision for income taxes	(2,698)	2,491
(Benefit) provision for income taxes	(268)	161
Net (loss) income	(2,430)	2,330
Less: net loss attributable to noncontrolling interest	(361)	(276)
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(2,069)	$2,606
Currency translation loss	(68)	(70)
Comprehensive (loss) income attributable to The ONE Group Hospitality, Inc.	$(2,137)	$2,536

Net (loss) income attributable to The ONE Group Hospitality, Inc. per share:
Basic net (loss) income per share	$(0.07)	$0.08
Diluted net (loss) income per share	$(0.07)	$0.08

Shares used in computing basic (loss) income per share	31,306,417	31,677,232
Shares used in computing diluted (loss) income per share	31,306,417	32,997,751

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the three months ended March 31,
	2024	2023
Revenues:
Owned restaurant net revenue	95.9%	95.2%
Management, license and incentive fee revenue	4.1%	4.8%
Total revenues	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	23.0%	24.0%
Owned restaurant operating expenses (1)	60.9%	59.6%
Total owned operating expenses (1)	83.9%	83.6%
General and administrative (including stock-based compensation of 1.6% for the three months ended March 31, 2024 and 2023)	8.9%	9.1%
Depreciation and amortization	6.2%	4.4%
Pre-opening expenses	3.4%	1.6%
Transaction and exit costs	1.8%	—%
Other expenses	—%	0.2%
Total costs and expenses	100.7%	94.8%
Operating (loss) income	(0.7)%	5.2%
Other expenses, net:
Interest expense, net of interest income	2.4%	2.2%
Total other expenses, net	2.4%	2.2%
(Loss) income before provision for income taxes	(3.2)%	3.0%
(Benefit) provision for income taxes	(0.3)%	0.2%
Net (loss) income	(2.9)%	2.8%
Less: net loss attributable to noncontrolling interest	(0.4)%	(0.3)%
Net (loss) income attributable to The ONE Group Hospitality, Inc.	(2.4)%	3.2%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	March 31,	December 31,
	2024	2023
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$15,374	$21,047
Accounts receivable	12,172	17,264
Inventory	5,395	6,184
Other current assets	4,646	1,809
Due from related parties	376	376
Total current assets	37,963	46,680

Property and equipment, net	147,304	139,908
Operating lease right-of-use assets	87,900	95,075
Deferred tax assets, net	15,141	14,757
Intangibles, net	15,305	15,306
Other assets	4,819	4,636
Security deposits	883	883
Total assets	$309,315	$317,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,819	$19,089
Accrued expenses	31,525	28,333
Deferred gift card revenue and other	2,006	2,077
Current portion of operating lease liabilities	7,534	6,897
Current portion of long-term debt	1,856	1,500
Other current liabilities	310	266
Total current liabilities	59,050	58,162

Operating lease liabilities, net of current portion	113,191	120,481
Long-term debt, net of current portion	70,207	70,410
Other long-term liabilities	771	832
Total liabilities	243,219	249,885

Commitments and contingencies (Note 14)

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 33,584,949 issued and 31,308,496 outstanding at March 31, 2024 and 33,560,428 issued and 31,283,975 outstanding at December 31, 2023	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Treasury stock, 2,276,453 shares at cost at March 31, 2024 and December 31, 2023	(15,051)	(15,051)
Additional paid-in capital	59,504	58,270
Retained earnings	26,815	28,884
Accumulated other comprehensive loss	(2,998)	(2,930)
Total stockholders’ equity	68,273	69,176
Noncontrolling interests	(2,177)	(1,816)
Total equity	66,096	67,360
Total liabilities and equity	$309,315	$317,245

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, Adjusted EBITDA, Restaurant Operating Profit and Adjusted Net Income (Loss).

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended March 31,
	2024	2023
	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$81,508	$78,579
Management, license and incentive fee revenue	3,487	3,977
GAAP revenues	$84,995	$82,556

Food and beverage sales from managed units (1)	28,104	30,702

Total food and beverage sales at owned and managed units	$109,612	$109,281

(1)Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly and annual Same Store Sales measure for 2023 and 2024:

	2023 vs. 2022					2024 vs. 2023
	Q1	Q2	Q3	Q4	YTD	Q1
US STK Owned Restaurants	1.0%	(10.1)%	(7.8)%	(6.5)%	(6.0)%	(6.0)%
US STK Managed Restaurants	15.4%	2.5%	0.7%	0.7%	4.9%	(8.6)%
US STK Total Restaurants	5.3%	(6.8)%	(5.5)%	(4.6)%	(3.0)%	(6.8)%
Kona Grill Total Restaurants	(4.3)%	(1.5)%	1.1%	(3.9)%	(2.2)%	(9.7)%
Combined Same Store Sales	1.6%	(4.7)%	(3.0)%	(4.3)%	(2.7)%	(7.9)%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional and exit costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended March 31,
	2024	2023
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(2,069)	$2,606
Net (loss) attributable to noncontrolling interest	(361)	(276)
Net (loss) income	(2,430)	2,330
Interest expense, net	2,078	1,787
(Benefit) provision for income taxes	(268)	161
Depreciation and amortization	5,260	3,656
EBITDA	4,640	7,934
Pre-opening expenses	2,914	1,299
Stock-based compensation	1,358	1,320
Transaction and exit costs	1,523	—
Non-cash rent expense (1)	(248)	(31)
Other expenses	32	157
Adjusted EBITDA	10,219	10,679
Adjusted EBITDA attributable to noncontrolling interest	(262)	(189)
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$10,481	$10,868

(1)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive income.

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income to Restaurant Operating Profit for the period indicated (in thousands):

	For the three months ended March 31,
	2024	2023
Operating (loss) income as reported	$(620)	$4,278
Management, license and incentive fee revenue	(3,487)	(3,977)
General and administrative	7,534	7,484
Depreciation and amortization	5,260	3,656
Pre-opening expenses	2,914	1,299
Transaction and exit costs	1,523	—
Other expenses	32	157
Restaurant Operating Profit	$13,156	$12,897
Restaurant Operating Profit as a percentage of owned restaurant net revenue	16.1%	16.4%

Restaurant Operating Profit by brand is as follows (in thousands):

	For the three months ended March 31,
	2024	2023
STK restaurant operating profit (Company owned)	$11,122	$10,462
STK restaurant operating profit (Company owned) as a percentage of STK revenue (Company owned)	21.7%	22.1%
Kona Grill restaurant operating profit	$2,061	$2,501
Kona Grill restaurant operating profit as a percentage of Kona Grill revenue	6.8%	8.1%

Adjusted Net Income. We define Adjusted Net Income as net income before transaction and exit costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments.

We believe that Adjusted Net Income is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain one-time expenses that are not reflective of the underlying business performance. Adjusted Net Income is included in this press release because it is a key metric used by management, and we believe that it provides useful information facilitating performance comparisons from period to period. Adjusted Net Income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	For the three months ended March 31,
	2024	2023
Net (loss) income attributable to The One Group Hospitality, Inc. as reported	$(2,069)	$2,606
Adjustments
Transaction and exit costs	1,523	—
Non-cash pre-opening expenses(1)	341	426
Other expenses	32	157
Adjusted net income before income taxes	(173)	3,189
Income tax effect on adjustments(2)	(398)	(38)
Adjusted net (loss) income attributable to The One Group Hospitality, Inc.	$(571)	$3,151

Adjusted net (loss) income per share: Basic	$(0.02)	$0.10
Adjusted net (loss) income per share: Diluted	$(0.02)	$0.10

Shares used in computing basic (loss) income per share	31,306,417	31,677,232
Shares used in computing diluted (loss) income per share	31,306,417	32,997,751

(1)	Non-cash pre-opening expenses relate to non-cash rent expensed during the pre-opening period.
(2)	Reflects the tax expense associated with the adjustments for the three months ended March 31, 2024, and March 31, 2023. The Company uses its estimated annual tax rate for the current year and for the previous year.